                                                                    EXHIBIT 99.2









                        Consolidated Financial Statements

                            Palmetto MobileNet, L.P.

                  Years ended December 31, 1998, 1997 and 1996
                       with Report of Independent Auditors


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



                            PALMETTO MOBILENET, L.P.
                        CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                    CONTENTS

Report of Independent Auditors                                        3

Consolidated Financial Statements

Consolidated Balance Sheets                                           4
Consolidated Statements of Income and Partners' Equity                5
Consolidated Statements of Cash Flow                                  6
Notes to Consolidated Financial Statements                         7-10


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                         REPORT OF INDEPENDENT AUDITORS


To the Partners of Palmetto MobileNet, L.P.

We have audited the accompanying consolidated balance sheets of Palmetto MobileNet, L.P. as of December 31, 1998 and 1997, and the related consolidated statements of income and partners' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain RSA partnerships, the investment in which, as discussed in Note 2 to the financial statements, are accounted for by the equity method of accounting. The investment in these RSA partnerships was $96,613,823 and $40,113,746 as of December 31, 1998 and 1997, respectively, and the equity in their net income was $23,390,795, $15,014,286, and $14,117,348 for the years 1998, 1997, and 1996, respectively. The financial statements of the RSA partnerships were audited by other auditors whose reports were furnished to us, and our opinion on the consolidated financial statements of Palmetto MobileNet, L.P., insofar as it relates to the amounts included for the RSA partnerships, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Palmetto MobileNet, L.P. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period then ended in conformity with generally accepted accounting principles.



                                           /s/ Bauknight Pietras & Stormer, P.A.


June 10, 1999
Columbia, South Carolina





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



                            PALMETTO MOBILENET, L.P.
                           CONSOLIDATED BALANCE SHEETS







                                                     December 31,
                                               1998               1997
                                            ------------      -----------
Assets
Current assets:

  Cash and cash equivalents                 $ 12,181,206      $ 4,998,777
                                            ------------      -----------

Total current assets                          12,181,206        4,998,777

Interest in RSA partnerships                  96,613,823       40,113,746

Other assets:
  Rural Telephone Finance Cooperative
    Subordinated Capital Certificates            448,545          500,000
  Deferred acquisition costs                          --           57,121
                                            ------------      -----------

  Total assets                              $109,243,574      $45,669,644
                                            ============      ===========

Liabilities and partners' equity
Current liabilities:
  Accounts payable -- PMN, Inc.             $    149,920      $   159,807
  Accrued expenses                                50,237           49,571
  Accrued interest                                44,583           50,667
  Accrued distributions to partners              496,375               --
  Current portion of long-term debt            1,078,118          938,275
                                            ------------      -----------
Total current liabilities                      1,819,233        1,198,320

Long-term debt, net of current portion         6,974,627        8,032,621

Partners' equity                             100,449,714       36,438,703
                                            ------------      -----------

Total liabilities and partners' equity      $109,243,574      $45,669,644
                                            ============      ===========



See accompanying notes.


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                            PALMETTO MOBILENET, L.P.
             CONSOLIDATED STATEMENTS OF INCOME AND PARTNERS' EQUITY


                                                                  Years Ended December 31,
                                                     ---------------------------------------------------
                                                          1998               1997               1996
                                                     -------------       ------------       ------------
Equity in earnings of RSA partnership interests      $  23,390,795       $ 15,014,286       $ 14,117,348

Management fee                                            (243,194)          (316,157)          (244,385)
                                                     -------------       ------------       ------------
Income from operations                                  23,147,601         14,698,129         13,872,963

Other income (expense):
  Interest expense                                        (561,851)          (618,326)        (1,009,088)
  Investment income                                        485,851            863,028            633,801
  Other                                                    179,637            351,673          1,970,027
                                                     -------------       ------------       ------------
Net income                                              23,251,238         15,294,504         15,467,703

Partners' equity, beginning of year                     36,438,703         39,244,199         30,776,496
Equity exchanged for partnership interests              57,699,333                 --                 --
Distributions to partners                              (16,939,560)       (18,100,000)        (7,000,000)
                                                     -------------       ------------       ------------

Partners' equity, end of year                        $ 100,449,714       $ 36,438,703       $ 39,244,199
                                                     =============       ============       ============







See accompanying notes.



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                            PALMETTO MOBILENET, L.P.
                      CONSOLIDATED STATEMENTS OF CASH FLOW



                                                                      Years Ended December 31,
                                                         --------------------------------------------------
                                                            1998                1997              1996
                                                         ------------       ------------       ------------
Operating activities
Net income                                               $ 23,251,238       $ 15,294,504       $ 15,467,703
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
   Equity in earnings of RSA partnership interests        (23,390,795)       (15,014,286)       (14,117,348)
   Gain on sale of RSA partnership interests                       --                 --         (1,970,027)
   Changes in operating assets and liabilities:
     Accounts receivable                                           --            114,402            255,424
     Accounts payable and accrued expenses                    (15,305)        (2,501,847)         1,591,117
                                                         ------------       ------------       ------------
Net cash provided by (used in) operating activities          (154,862)        (2,107,227)         1,226,869

Investing activities
Investment in RSA partnership interests                      (393,221)                --           (998,979)
Proceeds from RSA partnership distributions                25,341,231          8,287,967          8,689,152
Costs of acquisition                                         (300,838)           (57,121)                --
Proceeds from sale of RSA partnership interests                    --                 --         40,932,477
Refund of investment in Rural Telephone Finance
 Cooperative Subordinated Capital Certificates                 51,455          1,763,158                 --
                                                         ------------       ------------       ------------
Net cash provided by investing activities                  24,698,627          9,994,004         48,622,650

Financing activities
Repayments of long-term debt                                 (918,151)          (829,864)       (35,462,399)
Distributions of partnership capital                      (16,443,185)       (18,100,000)        (7,000,000)
                                                         ------------       ------------       ------------
Net cash used in financing activities                     (17,361,336)       (18,929,864)       (42,462,399)
                                                         ------------       ------------       ------------

Net change in cash and cash equivalents                     7,182,429        (11,043,087)         7,387,120
Cash and cash equivalents, beginning of year                4,998,777         16,041,864          8,654,744
                                                         ------------       ------------       ------------

Cash and cash equivalents, end of year                   $ 12,181,206       $  4,998,777       $ 16,041,864
                                                         ============       ============       ============





See accompanying notes.




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                            PALMETTO MOBILENET, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Palmetto MobileNet, L.P. (the "Partnership") is a South Carolina limited partnership and is a general partner in ten general partnerships formed to provide cellular telephone service in certain Rural Service Areas ("RSA") in South Carolina and North Carolina. These partnerships' operations are managed by affiliates of ALLTEL Communications, Inc.

CONSOLIDATION

The financial statements include the accounts of the Partnership and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Partnership maintains its cash and cash equivalent balances in one financial institution located in Columbia, South Carolina. At December 31, 1998 and 1997, cash equivalents of $11,250,000 and $4,150,000, respectively, consist of investments in repurchase agreements.

INTERESTS IN RSA PARTNERSHIPS

Investments in the general RSA partnerships are accounted for using the equity method, under which the Partnership's share of earnings of these RSA partnerships is reflected in income as earned and distributions are credited against the interests in the RSA partnerships when received.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.




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                            PALMETTO MOBILENET, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Palmetto MobileNet, L.P. is a South Carolina limited partnership and therefore is not subject to income taxes. Each partner includes in income its distributive share of the Partnership's taxable income or loss.

2.  ACQUISITION

In January 1998, the Partnership entered into an agreement to acquire 100% of the outstanding shares of CT Cellular, Inc. and a 51% interest in Ellerbe-Concord Cellular Company (a North Carolina general partnership) in exchange for 28,300 units of Partnership equity valued at approximately $57,700,000. The transaction has been recorded using purchase accounting. The financial results of CT Cellular, Inc. and Ellerbe-Concord Cellular Company have been included in the accompanying financial statements for the period from January 1, 1998 (the date of acquisition) through December 31, 1998. This transaction has been accounted for as a non-cash investing and financing activity in the accompanying statement of cash flows.

As a result of the above transaction, the Partnership obtained a 50% interest in North Carolina RSA 5 Cellular Partnership and a 50% interest in North Carolina RSA 15 Cellular Partnership. Consistent with investments in other general partnerships, these interests are accounted for using the equity method. The investments in these partnerships, which are recorded at cost less amortization, exceed the underlying equity in net assets at the date of acquisition by approximately $11,116,000 and $37,512,000, respectively.

Approximately $48,627,000 of cost in excess of underlying equity in net assets is being amortized over a 15 year period. Amortization for the year ended December 31, 1998 was $3,241,810, which has been recorded as a reduction in the interest in RSA partnerships and a reduction in the equity in earnings of RSA partnership interests.



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                            PALMETTO MOBILENET, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


3.  INTERESTS IN PARTNERSHIPS

Interests in partnerships which are all engaged in providing cellular telephone service to rural areas of South Carolina and North Carolina are:

South Carolina RSA No. 2 Cellular General Partnership (50% owned) South Carolina RSA No. 3 Cellular General Partnership (50% owned) South Carolina RSA No. 4 Cellular General Partnership (50% owned) South Carolina RSA No. 5 Cellular General Partnership (50% owned) South Carolina RSA No. 6 Cellular General Partnership (50% owned) South Carolina RSA No. 7 Cellular General Partnership (50% owned) South Carolina RSA No. 8 Cellular General Partnership (50% owned) South Carolina RSA No. 9 Cellular General Partnership (50% owned) North Carolina RSA 5 Cellular Partnership (50% owned)
North Carolina RSA 15 Cellular Partnership (50% owned)

Summarized combined financial information for the partnerships (including 1997 and 1996 information for the North Carolina RSA partnerships that were purchased in 1998) follows:



At December 31:

                                              1998              1997
                                          --------------   --------------
Current assets                            $   27,280,291   $   30,816,865
Noncurrent assets                             83,149,074       82,207,504
Current liabilities                            7,972,387       13,150,139
Partners' equity                             102,456,978       99,874,230

For the years ended December 31:

                                              1998             1997              1996
                                          --------------   --------------   --------------
Net sales                                 $  163,628,528   $  133,057,976   $  120,362,274
Net income                                    53,265,210       41,220,607       36,346,879


The Partnership's equity in the combined net income of the RSA partnerships was $26,632,605, $15,014,286 and $14,117,348 for the years ended December 31, 1998,
1997 and 1996, respectively. Market values of these partnership interests are not readily available.



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



                            PALMETTO MOBILENET, L.P.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



4.  LONG-TERM DEBT

The Partnership has a $10 million term loan agreement and a $3 million working line of credit agreement with the Rural Telephone Finance Cooperative (the "RTFC"). The terms of the agreements require the Partnership to maintain a specified amount of RTFC Subordinated Capital Certificates ("SCC's"). At December 31, 1998 and 1997, the Partnership had $448,545 and $500,000 of SCC's, respectively.

The debt is collateralized by a first lien on the assets of the Partnership other than the Partnership's equity interests in the eight South Carolina and two North Carolina RSA partnership investments. The term loan provides varying quarterly payments of principal, plus interest at fixed rates ranging from 5.85% to 6.50%. The terms of the line of credit agreement provide for interest to be paid quarterly at the RTFC's published variable interest rate. No funds have been advanced against the line of credit agreement. At December 31, 1998 and 1997, $8,052,745 and $8,970,896 were outstanding under the financing agreement.

Under the terms of the financing agreement, the Partnership is required to maintain a specified debt service coverage ratio. The Partnership was in compliance with this covenant at December 31, 1998.

Cash paid for interest totaled $567,935, $621,158 and $1,173,588 for the years ended December 31, 1998, 1997 and 1996, respectively.

Maturities of long-term debt are as follows:


1999                                                      $  1,078,118
2000                                                         1,149,923
2001                                                         1,226,510
2002                                                         1,308,198
2003                                                         1,395,326
Thereafter                                                   1,894,670
                                                          ------------

                                                          $  8,052,745
                                                          ============

5. RELATED PARTY TRANSACTIONS

The business affairs of Palmetto MobileNet, L.P. are managed by its 0.8% general partner, PMN, Inc. For the years ended December 31, 1998, 1997 and 1996, approximately $243,000, $316,000 and $244,000 were paid to the general partner to perform this function.

6. COMMITMENTS AND CONTINGENCIES

Pursuant to each RSA general partnership agreement, Palmetto MobileNet, L.P. is subject to requests for additional capital.


7.  SUBSEQUENT EVENT

On May 12, 1999, the partnership paid a distribution to partners totaling approximately $10,010,000.




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